Exhibit 99.1

Press Release

SOURCE: GameTech International, Inc

GameTech International, Inc. Announces Bud Glisson as Chief Executive Officer

Reno, NV – GameTech International, Inc. (NASDAQ: GMTC), a leading supplier of electronic bingo equipment and video lottery terminals, announced today that Floyd “Bud” Glisson, a recent addition to its Board of Directors, has been named as President and CEO-elect of the Company.  Mr. Glisson’s appointment as President and CEO is expected to become effective on March 15, 2010 and is subject to regulatory approval.

GameTech International Executive Chairman of the Board, Richard Fedor, made the announcement after former President and CEO, Jay Meilstrup, tendered his resignation from the Company and the Board, effective February 23, 2010.  Mr. Fedor will serve as interim-President and CEO until March 15th.

“We are very pleased that a person of Bud Glisson’s stature has agreed to lead GameTech,” said Mr. Fedor. “He is an excellent complement to our management team, with tremendous leadership experience in building and running a successful gaming and technology business, as the CEO of Acres Gaming, as well as extensive financial experience as the CFO of a multi-billion dollar unit of ConAgra. This type of experience, understanding, leadership vision and skill is exactly what GameTech needs to grow to the next level as the company of choice for players and gaming operators.”

The company previously announced Mr. Glisson’s appointment as a member of the Board of Directors, on February 18, 2010.  He has not been appointed to serve on any committees of the Company’s Board of Directors at this time.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services.  Under the GameTech® product brand the company provides electronic bingo systems and equipment, and is an innovator in advanced wireless gaming applications and devices.  Under the Summit Gaming ™ product brand the Company provides video lottery terminal devices, Class III gaming machines, and related software and content.  GameTech International, Inc. serves customers in 43 U.S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom.  The company was incorporated in 1994 and is headquartered in Reno, Nevada.

Statements in this press release that are not historical facts are intended to be forward-looking statements subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  GameTech cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks associated with doing business in a regulated industry, our ability to retain customers and secure new customers, risks associated with rapid technological change, and those disclosed in documents filed by the Company with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. GameTech does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances